EXHIBIT 99.1


          January 21, 2003


          For media inquiries:                For financial inquiries:
          Katherine Taylor                    John Hecht
          Investor Relations Manager          Chief Financial Officer
          815-961-7164                        815-961-2787

                 AMCORE FINANCIAL, INC. REPORTS RECORD EARNINGS

                                  Flash Results
                      AMCORE Financial, Inc. (Nasdaq: AMFI)
                  (Numbers in Thousands, Except Per Share Data)
                 4th quarter 2002     YTD 2002     4th quarter 2001     YTD 2001
Net Revenues          $54,328         $201,080         $51,028          $196,939
Net Income            $12,279         $ 43,471         $11,544          $ 42,243
Diluted Shares         24,945           24,911          25,033            25,730
Diluted EPS             $0.49            $1.75           $0.46             $1.64

     ROCKFORD, IL -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported record diluted earnings per share of $0.49 for fourth quarter 2002, a 7 percent increase, compared to $0.46 per diluted share in fourth quarter 2001, which was also a record quarter for the company. Full year diluted earnings per share were also a record at $1.75, a 7 percent increase from $1.64 per diluted share in 2001.

     Net income in the fourth quarter was $12.3 million, an increase of 6 percent, from the $11.5 million in the prior-year period. AMCORE's net income for the full year was $43.5 million, a 3 percent increase from $42.2 million in 2001. Both fourth quarter and full year net income were also record results.

     Commenting on AMCORE's results, Kenneth E. Edge, chairman, president and chief executive officer, said: "We're very pleased to have produced record results, especially during a period of aggressive branch expansion."

     Highlights
     ----------

     o Return on average realized equity was 14.85 percent for fourth quarter 2002, a decrease of 30 basis points from 15.15 percent for fourth quarter 2001.

     o Net interest income increased 10 percent to $34.5 million from $31.5 million a year ago.

     o The net interest margin declined 9 basis points to 3.55 percent in the fourth quarter 2002 from 3.64 percent during the same period in 2001 and was flat compared with third quarter 2002.

     o Ending loan balances grew 16 percent from a year ago and were up 17 percent on an annualized basis from third quarter 2002.

     o Provision for loan losses increased $1.6 million compared to a year ago due to increases in non-performing assets, higher net charge-offs and increasing loan balances.

     o Total non-performing loans as a percentage of loans increased to 1.13 percent, up from 1.07 percent at December 31, 2001 and 0.99 percent at September 30, 2002.

                                     1 of 4

     o The impact of the branching strategy was a decrease of less than one cent per share for the quarter and $0.04 per share for the twelve months ended December 31, 2002.

     Fourth Quarter Results
     ----------------------

     Net interest income in fourth quarter 2002 was up 10 percent from a year ago, or $3.0 million, due to strong loan growth and a 14 percent decrease in funding costs. The net interest margin declined to 3.55 percent, a 9 basis point decrease from 3.64 percent during the same quarter a year ago and was flat compared to third quarter 2002. "We expect our margin performance in first quarter 2003 to fully reflect the benefit of an expired interest rate swap that negatively impacted net interest income by $765,000 and the margin by 7 basis points in the fourth quarter," said Edge.

     Provision for loan losses increased $1.6 million due to increases in non-performing loans, higher net charge-offs and increasing loan balances compared to fourth quarter 2001. The 90-day past due and still accruing loans declined $10.4 million compared to a year ago.

     Average loans rose $345 million to $2.8 billion, a 14 percent increase from fourth quarter 2001. The growth came from increases of $241 million in commercial lending driven by AMCORE's expansion into the Chicago suburban and Madison area markets and $169 million in consumer loans, principally indirect automobile lending. "Our objective has been to accelerate our growth rate by reshaping AMCORE's market footprint and expanding in markets along the I-90 corridor that have high concentrations of mid-size businesses," Edge said. "As we open more branches, we believe the revenue growth rate will increase beyond our historical levels and ultimately enhance both long-term financial performance and shareholder value."

     Partially offsetting this growth was a $65 million, or 17 percent, decline in 1-to-4 family real estate loans. These loans declined due to the impact of refinancing, as mortgage interest rates reached 40-year lows. The high level of refinancing activity is expected to continue into the first quarter 2003 and further reduce the 1-to-4 family loan portfolio.

     Average deposits grew to $3.2 billion, an increase of 12 percent, or $355 million, compared to a year ago. This growth reflects aggressive company-wide efforts to attract additional core deposits, which increased $159 million reflecting AMCORE's emphasis on primary transaction account business. Growth from the deposit initiatives increased service charge income 25 percent compared to fourth quarter 2001. "We recognize the importance of deposit gathering to fund the strong loan growth in our expansion markets. AMCORE will continue emphasizing core deposit growth strategies in 2003 as the most economic means to finance our branch expansion," said Edge.

     Total non-interest income increased 6 percent, or $1.2 million, compared to the same period a year ago. The increase was primarily related to increased service charge income.

     Mortgage revenues increased 6 percent, or $264,000. During the fourth quarter, mortgage applications totaled $264 million compared to $284 million during the same quarter a year ago. Mortgage closings totaled $301 million in fourth quarter 2002, a 14 percent increase from the same period a year ago. Of total fourth quarter closings, 81 percent were due to refinancing.

     Trust and asset management revenues decreased $625,000, or 10 percent, to $5.9 million in fourth quarter 2002. Declines in the equity markets, especially the S&P 500 index, impacted the value of AMCORE-managed assets, which, in turn, caused a reduction in fee revenue. Assets under administration totaled $5.8 billion as of the end of the quarter, including $877 million in the Vintage Mutual Funds and $1.2 billion of the bank's investment portfolio.

     There were no net security gains in fourth quarter 2002, compared to net security gains of $917,000 during the same period a year ago.

                                     2 of 4

     Total operating expenses increased 3 percent, or $1.1 million, in fourth quarter 2002 from a year ago. Increased data processing expense, personnel and occupancy costs, due in part to the Company's branch expansion initiative, were partly offset by the discontinuation of goodwill amortization.

     Fourth quarter 2001 results included $486,000, or approximately $0.02 per share of goodwill amortization. Amortization of goodwill was discontinued pursuant to SFAS No. 142, an accounting standard effective January 1, 2002. The year-to-date 2001 goodwill amortization was $2.0 million or $0.08 per share. No transition or annual impairment charge was required for the year.

     Income taxes at $4.0 million for the fourth quarter 2002 included a $614,000 benefit associated with the favorable resolution of various tax issues.

     Asset Quality & Reserves
     ------------------------

     Total non-performing assets increased 12 percent, or $4.2 million, from December 31, 2001 and increased $6.0 million, or 19 percent, from September 30, 2002. The increase relates primarily to the addition of two commercial credits during the quarter. Loans 90 days past due and still accruing interest decreased $10.4 million from the same period a year ago and $3.8 million from September 30, 2002. The comparison of total non-performing assets to total assets was flat at 0.84 percent at December 31, 2002 and 2001 and was up from 0.72 percent at September 30, 2002.

     Net charge-offs were $2.9 million, an increase of $356,000 from fourth quarter 2001, but was a decrease of $285,000 from third quarter 2002. Net charge-offs were 41 basis points of average loans on an annualized basis during both fourth quarter 2002 and 2001. This compares to 46 basis points for third quarter 2002.

     Total non-performing loans as a percentage of loans increased to 1.13 percent at December 31, 2002 from 1.07 percent at December 31, 2001 and 0.99 percent at September 30, 2002. The allowance for loan losses, as a percentage of ending loans, decreased to 1.22 percent from 1.37 percent at December 31, 2001 and 1.24 percent at September 30, 2002. The allowance to non-performing loans was 108 percent compared to 128 percent at December 31, 2001 and 124 percent at September 30, 2002.

     Branching Update
     ----------------

     AMCORE has been redefining its market footprint by increasing its presence in key cities along the I-90 corridor where opportunities to increase revenues are greatest. At the same time, AMCORE has continued to exit markets that no longer fit its growth objectives. During the fourth quarter, AMCORE opened two full service branches in St. Charles and McHenry, IL and one limited branch office in Des Plaines, IL. As a result of the new office openings, the Geneva limited branch office and the McHenry downtown office were closed. In 2003, the Company plans to open an additional nine branches in Rockford, IL, the Chicago suburbs and Madison, WI.

     New branches opened since April 2001 have contributed total loans of $234.2 million and total deposits of $67.4 million at December 31, 2002.

     The impact of the branching strategy was a decrease of less than one cent per share for the quarter and $0.04 per share for the twelve months ended December 31, 2002. In 2003, AMCORE's branch expansion program is expected to result in earnings decrease of $0.10 to $0.15 as start-up costs initially outpace net revenues. "We will continue to monitor and manage the level of this decrease as we plan the pace of new branch openings in 2003," Edge said.

     Also in the fourth quarter, AMCORE announced it had reached definitive agreements to sell six Wisconsin branches. The sales are expected to close late in first quarter 2003. First National Bank and

                                     3 of 4

Trust Company of Beloit, WI, is purchasing the Clinton and Darien branches with combined loans of $33.8 million and deposits of $59.2 million as of December 31, 2002. The National Exchange Bank and Trust of Fond du Lac, WI, is buying the Montello, Kingston, Dalton and Westfield branches, which have combined loans of $37.4 million and $75.7 million in deposits as of December 31, 2002. The sales are expected to produce deposit premiums similar to, or greater than, the level achieved with the Illinois branch sales closed in 2001. The impact of any gains are not factored into the decrease in earnings per share expected in 2003 from the branch expansion strategy.

     With the addition of the new branches and the sale of the Wisconsin branches, AMCORE will have 67 offices, with an anticipated 39 offices located strategically along the I-90 corridor, at year-end 2003.

     AMCORE Financial, Inc. focuses on delivering high performance asset management and tailored financial business products to customers in selected high growth Midwestern markets. The Company is headquartered in Northern Illinois with investment assets under administration of $5.8 billion, including $1.2 billion of the bank's investment portfolio, and banking assets of $4.5 billion with 64 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, capital management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.


     This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE'S management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "may", "will" or similar expressions are forward looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any of them in light of new information or future events.


     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the company to control or predict - could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new and existing competitors; (II) adverse state and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel;
(VI) changes in interest rates including the effect of prepayment; (VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors;
(XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America (XVI) changes in assumptions or conditions affecting the application of "critical accounting policies": (XVII) inability of third-party vendors to perform critical services to the company or its customer.


     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com and at www.VintageFunds.com.

                                     4 of 4

                             AMCORE Financial, Inc.
                     CONSOLIDATED KEY FINANCIAL DATA SUMMARY


(dollars in thousands, except per share data)
                                                      Quarter Ended                                       Twelve Months Ended
                                    ------------------------------------------------------------------------------------------------
                                            December 31,          Percent    September 30,          December 31,             Percent
Key Financial Highlights & Ratios       2002          2001        Change         2002           2002           2001          Change
------------------------------------------------------------------------------------------------------------------------------------
Net revenues ....................   $   54,328    $   51,028         6.5%     $   51,554    $   201,080    $   196,939         2.1%
Net interest income (FTE) .......       36,122        33,376         8.2%         35,563        137,630        127,932         7.6%
Operating expenses ..............       34,138        33,034         3.3%         34,249        131,015        123,635         6.0%
Net income ......................       12,279        11,544         6.4%         10,683         43,471         42,243         2.9%
Diluted earnings per share ......         0.49          0.46         6.5%           0.43           1.75           1.64         6.7%
Cash dividends per share ........         0.16          0.16         0.0%           0.16           0.64           0.64         0.0%
Book value per share ............        14.40         12.26        17.5%          14.15

Shares outstanding (in thousands)
   Average diluted ..............       24,945        25,033        (0.4%)        24,923         24,911         25,730        (3.2%)
   Ending .......................       24,789        24,603         0.8%         24,762

Return on average assets ........         1.10%         1.15%      (0.05%)          0.97%          1.02%          1.04%      (0.02%)
Return on realized equity .......        14.85%        15.15%      (0.30%)         13.15%         13.71%         13.67%       0.04%
Net interest margin (FTE) .......         3.55%         3.64%      (0.09%)          3.55%          3.53%          3.42%       0.11%
Efficiency Ratio (FTE) (A) ......        60.80%        61.91%      (1.11%)         60.90%         61.71%         61.87%      (0.16%)

(A) Ratio also excludes branch gains, portfolio restructuring and severance expense.

                                                        Quarter Ended                         Twelve Months Ended
                                         ------------------------------------------------------------------------------
                                              December 31,        Percent September 30,   December 31,         Percent
Income Statement                            2002        2001      Change      2002      2002        2001       Change
-----------------------------------------------------------------------------------------------------------------------
Interest income ......................   $  63,319   $  65,011     (2.6%) $  65,282   $ 253,128   $ 281,387     (10.0%)
Interest expense .....................      28,781      33,491    (14.1%)    31,424     122,360     161,514     (24.2%)
                                         ------------------------------------------------------------------------------
   Net interest income ...............      34,538      31,520      9.6%     33,858     130,768     119,873       9.1%
Provision for loan losses ............       3,921       2,331     68.2%      3,360      12,574      16,700     (24.7%)
Non-interest income:
   Trust & asset management income ...       5,899       6,524     (9.6%)     5,929      24,707      26,878      (8.1%)
   Service charges on deposits .......       5,007       4,011     24.8%      4,882      17,869      14,769      21.0%
   Mortgage revenues .................       4,552       4,288      6.2%      1,340       7,940       8,482      (6.4%)
   Company owned life insurance income       1,500       1,314     14.2%      1,458       5,684       5,249       8.3%
   Gain on branch sales ..............          --          93      N/M          --          --      10,591       N/M
   Other .............................       2,832       2,361     19.9%      2,943      11,609      11,400       1.8%
                                         ------------------------------------------------------------------------------
      Total non-interest income ......      19,790      18,591      6.4%     16,552      67,809      77,369     (12.4%)
Net security gains (losses) ..........          --         917      N/M       1,144       2,503        (303)      N/M
Operating expenses:
   Personnel costs ...................      20,269      18,603      9.0%     19,963      76,701      69,570      10.3%
   Net occupancy expense .............       1,971       1,866      5.6%      2,034       7,854       7,551       4.0%
   Equipment expense .................       1,987       1,988     (0.1%)     2,036       7,807       7,980      (2.2%)
   Data processing expense ...........       1,898       1,527     24.3%      1,624       6,783       6,045      12.2%
   Professional fees .................       1,055       1,229    (14.2%)     1,112       4,262       4,113       3.6%
   Advertising & business development        1,228       1,448    (15.2%)     1,095       4,714       4,594       2.6%
   Amortization of intangible assets .          35         508    (93.1%)        35         141       2,103     (93.3%)
   Communication expense .............       1,070         956     11.9%        999       4,128       3,932       5.0%
   Other .............................       4,625       4,909     (5.8%)     5,351      18,625      17,747       4.9%
                                         ------------------------------------------------------------------------------
      Total operating expenses .......      34,138      33,034      3.3%     34,249     131,015     123,635       6.0%
                                         ------------------------------------------------------------------------------
Income before income taxes ...........      16,269      15,663      3.9%     13,945      57,491      56,604       1.6%
Income taxes .........................       3,990       4,119     (3.1%)     3,262      14,020      14,382      (2.5%)
                                         ------------------------------------------------------------------------------
Net income from operations ...........   $  12,279   $  11,544      6.4%  $  10,683   $  43,471   $  42,222       3.0%
Extinguishment of debt, net of tax ...          --          --     --            --          --        (204)      N/M
Accounting change, net of tax ........          --          --     --            --          --         225       N/M
                                         ------------------------------------------------------------------------------
Net income ...........................   $  12,279   $  11,544      6.4%  $  10,683   $  43,471   $  42,243       2.9%
                                         ==============================================================================

Segment Earnings
----------------
  Commercial Banking .................   $   6,316   $   4,726     33.6%  $   5,988   $  22,541   $  15,214      48.2%
  Retail  Banking ....................       1,730       2,574    (32.8%)     2,069       9,426       7,452      26.5%
  Trust & Asset Management ...........         956         756     26.5%        835       3,689       3,482       5.9%
  Mortgage Banking ...................       1,945       1,638     18.7%         13       2,322       2,868     (19.0%)
  Other ..............................       1,332       1,850    (28.0%)     1,778       5,493      13,227     (58.5%)
                                         ------------------------------------------------------------------------------
Total Segments .......................   $  12,279   $  11,544      6.4%  $  10,683   $  43,471   $  42,243       2.9%
                                         ==============================================================================

AMCORE Financial, Inc.

                                                              Quarter Ended December 31,          Twelve Months Ended December 31,
                                                      ------------------------------------------------------------------------------
                                                               2002                2001                2002                2001
                                                      ------------------------------------------------------------------------------
(dollars in thousands)                      Ending      Average   Yield/    Average   Yield/    Average   Yield/    Average   Yield/
                                            Balance     Balance    Rate     Balance    Rate     Balance    Rate     Balance    Rate
------------------------------------------------------------------------------------------------------------------------------------
Assets:
   Taxable securities ..................  $  961,139  $  925,747   5.14%  $  858,856   6.09%  $  932,227   5.53%  $  879,940   6.53%
   Tax-exempt securities (FTE) .........     212,322     220,014   7.46%     249,811   7.65%     234,514   7.52%     270,248   7.69%
   Other earning assets ................       6,351      12,865   1.42%      12,610   1.95%      15,061   1.52%      23,789   4.25%
   Loans held for sale .................      79,893      80,476   5.20%      69,692   5.72%      51,644   5.74%      47,397   6.45%
   Gross loans (FTE) ...................   2,883,717   2,818,431   6.67%   2,473,196   7.63%   2,665,875   6.97%   2,518,772   8.16%
                                          ------------------------------------------------------------------------------------------
      Total Earning Assets (FTE) .......  $4,143,422  $4,057,533   6.36%  $3,664,165   7.27%  $3,899,321   6.67%  $3,740,146   7.74%

   Intangible assets ...................      15,786      15,803              16,173              15,857              16,910
   Other non-earning assets ............     362,769     354,301             314,730             327,321             297,818
                                          ------------------------------------------------------------------------------------------
Total Assets ...........................  $4,521,977  $4,427,637          $3,995,068          $4,242,499          $4,054,874
                                          ==========================================================================================
Liabilities & Stockholders' Equity:
   Interest bearing deposits ...........  $2,902,516  $2,843,316   3.03%  $2,511,763   4.01%  $2,724,006   3.39%  $2,584,402   4.73%
   Non-interest bearing deposits .......     392,146     378,694             355,134             361,327             346,050
                                          ------------------------------------------------------------------------------------------
      Total Deposits ...................   3,294,662   3,222,010           2,866,897           3,085,333           2,930,452
                                          ------------------------------------------------------------------------------------------
   Short-term borrowings ...............     595,513     583,602   2.76%     470,134   3.46%     540,548   3.16%     448,253   4.88%
   Long-term borrowings ................     185,832     185,139   6.41%     268,244   5.91%     212,997   6.04%     288,680   6.03%
                                          ------------------------------------------------------------------------------------------
      Total Interest Bearing Liabilities  $3,683,861  $3,612,057   3.16%  $3,250,141   4.09%  $3,477,551   3.52%  $3,321,335   4.86%
   Other liabilities ...................      89,026      86,075              77,915              74,073              74,634
                                          ------------------------------------------------------------------------------------------
      Total Liabilities ................  $4,165,033  $4,076,826          $3,683,190          $3,912,951          $3,742,019
      Stockholders' Equity .............     356,944     350,811             311,878             329,548             312,855
                                          ------------------------------------------------------------------------------------------
Total Liabilities & Stockholders' Equity  $4,521,977  $4,427,637          $3,995,068          $4,242,499          $4,054,874
                                          ==========================================================================================

                                          ------------------------------------------------------------------------------------------
                                                         Quarter Ended                                    Twelve Months Ended
                                          ------------------------------------------------------------------------------------------
                                             December 31,       Percent September 30, Percent         December 31,        Percent
Asset Quality                               2002      2001      Change      2002      Change       2002         2001      Change
------------------------------------------------------------------------------------------------------------------------------------
Ending allowance for loan losses ......   $35,214    $33,940      3.8%    $34,177       3.0%
Net charge-offs .......................     2,884      2,528     14.1%      3,169      (9.0%)    $11,300      $11,038       2.4%
Net charge-offs to average loans (B) ..      0.41%      0.41%    0.00%       0.46%    (0.05%)       0.42%        0.44%    (0.02%)

Non-performing assets:
   Non-performing loans - nonaccrual ..   $32,535    $26,457     23.0%    $27,501      18.3%
   Foreclosed real estate (OREO) ......     3,415      5,625    (39.3%)     3,118       9.5%
   Other foreclosed assets ............     2,024      1,704     18.8%      1,362      48.6%
                                          --------------------------------------------------
      Total non-performing assets .....   $37,974    $33,786     12.4%    $31,981      18.7%
                                          ==================================================

Loans 90 days past due & still accruing   $ 3,555    $14,001    (74.6%)   $ 7,337     (51.5%)

(B) On an annualized basis.

                                                           December 31,       September 30,
Key Asset Quality Ratios                               2002          2001         2002
-------------------------------------------------------------------------------------------
  Allowance to ending loans......................       1.22%         1.37%        1.24%
  Allowance to non-performing loans..............     108.24%       128.28%      124.28%.
  Non-performing loans to loans..................       1.13%         1.07%        0.99%
  Non-performing assets to loans & OREO..........       1.32%         1.36%        1.15%.
  Non-performing assets to total assets..........       0.84%         0.84%        0.72%

Capital Adequacy
-------------------------------------------------------------------------------------------
  Total risk-based capital........................      10.97%        11.68%       10.92%
  Tier 1 risk-based capital.......................       9.95%        10.53%        9.90%
  Leverage ratio..................................       7.82%         7.84%        7.73%